EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made as of this ____ day of July, 2012, by and among Safeguard Acquisitions, Inc., a Texas corporation (“Buyer”), Interform Corporation, a Pennsylvania corporation (“Seller”) and Champion Industries, Inc., a West Virginia corporation (“Shareholder”), under the following circumstances:

A.  Seller owns and operates a division under the trade name of Consolidated Graphic Communications (“Seller’s Division” or “CGC”).  CGC is engaged in the business of distributing business forms, promotional products, apparel, and marketing materials; and providing certain business services to customers (the “Business”).  Shareholder is the sole shareholder of Seller.

B.  Seller desires to sell to Buyer the Business and certain assets of the Business, and Buyer desires to purchase such assets, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.01.  Definitions.  For all purposes of this Agreement, the terms set forth below shall be defined as follows:

“Accounting Firm” means, unless Buyer and Seller otherwise agree, Price Waterhouse Coopers.

“Acquired Prepaid Assets” has the meaning given that term in Section 2.01(h).

“Adjustment Objection Notice” has the meaning given that term in Section 2.07(c).

“Agent” means Fifth Third Bank, as Administrative Agent for secured lenders under the Obligation.

“Affiliate” means, with respect to any Person (the “first Person”), any other Person that controls, is controlled by, or is under common control with, the first Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Documents” has the meaning given that term in Section 3.01.

“Assumed Customer Agreements” has the meaning set forth in Section 2.01(e).

“Assumed License Agreements” has the meaning given that term in Section 2.01(f).

“Assumed Obligations” has the meaning given that term in Section 2.03.

“Assumed Other Agreements” has the meaning given that term in Section 2.01(g).

“Balance Sheet Date” means June ____, 2012.

“Bank Debt” means the indebtedness of Seller and/or CGC pursuant to the Obligation which is secured by a sole first Lien on all of the Purchased Assets.

“Business” has the meaning given that term in paragraph A of the recitals to this Agreement.

“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks in the United States of American are authorized or required by law to close.

“Buyer” has the meaning set forth in the preamble of this Agreement.

“Buyer Group” has the meaning given that term in Section 8.02(a).

“Claim” has the meaning set forth in Section 8.03.

“Claim Notice” has the meaning given that term in Section 8.03.

“Closing” means the consummation of the transactions contemplated by this Agreement, as provided in Article 5.

“Closing Adjustment” has the meaning given that term in Section 2.07.

“Closing Date” means the date on which the Closing contemplated pursuant to Article 5 actually occurs.

“Closing Inventory Value” has the meaning given that term in Section 2.07(a).

 “Company Software” has the meaning given that term in Section 3.14(d).

“Company Intellectual Property” has the meaning given that term in Section 2.01(d).

"Confidential Information" means any information, data or other materials of Seller and CGC which:  (i) is proprietary or confidential to Seller or CGC or otherwise was or is designated by Seller or CGC as "confidential information," (ii) is not generally available to the general public, or (iii) originally was acquired by, disclosed to or known by an Affiliate of Seller or CGC as a result of or through its relationship with Seller or CGC.  "Confidential Information" includes without limitation: (i) the Customer Information, (ii) sales information, marketing and product development plans, marketing techniques, pricing policies, customer programs and market forecasts, (iii) information concerning proprietary computer systems (including hardware and software), support systems and techniques and methods, (iv) information with respect to development, improvements, inventions, ideas, processes, procedures, discoveries, concepts, designs, drawings, specifications, data and "know-how," (v) financial information (including, without limitation, sales and revenue information and financial statements), (vi) product or service information (including, without limitation, product design and specifications, product development plans, product strategies and product delivery systems), and (vii) information of a type described in the foregoing clause (i) through (vi) which Seller or CGC obtained from another party under an obligation of confidentiality.

“contract” or “agreement” means any contract, franchise, indenture, agreement, lease, sublease, license, instrument or other legally binding commitment, obligation or arrangement.

“Copyrights” means all copyrights in works of authorship of any type, including moral rights and rights of attribution and integrity, copyrights in Software and in the content contained on any Web site, and registration and applications for any of the foregoing, and rights to sue for past infringement thereof.

“Customer Information” has the meaning set forth in Section 2.01(j).

“Damages” has the meaning given that term in Section 8.02(a).

“Domain Names” means any alphanumeric designation which is registered with or assigned by any domain name registrar, domain name registry, or other domain name registration authority as part of an electronic address on the Internet (or successor technology).

“Down Payment” has the meaning given that term in Section 2.05(a)

“Employee Plans” means any employee pension benefit plan (as defined in Section 3(2) of ERISA), employee welfare benefit plan (as defined in Section 3(1) of ERISA) and any other plan, arrangement, agreement or policy relating to employment, bonus, deferred compensation, pension, retirement, profit sharing, 401(k), stock option, stock purchase, employee stock ownership, stock appreciation rights, savings, consulting, severance, termination, collective bargaining, group insurance or fringe benefit and any other employee benefit, incentive and welfare plan, policy, contract, agreement and arrangement, written or oral, formal or informal, and any trust agreement related thereto, which is maintained, sponsored or contributed to by CGC or which is currently in effect or under which future benefits may be paid and relating to any present or former director, officer or employee of CGC.

“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment, including Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Equipment” has the meaning set forth in Section 2.01(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Escrow Amount” has the meaning set forth in Section 2.05(b)

“Escrow Fund” has the meaning set forth in Section 2.05(c)

“Excluded Assets” has the meaning given that term in Section 2.01.

“Financial Statements” means (i) the unaudited, compiled balance sheet and statements of income, cash flows and retained earnings of CGC as of the most recent fiscal year and for the year then ended, and (ii) the unaudited interim compiled balance sheet and statements of income, cash flows and retained earnings of CGC as of May 31, 2012.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, provincial, state or local, domestic or foreign.

“Hazardous Materials” means any substance which is listed, defined, designated or classified as hazardous, toxic or radioactive, or otherwise is regulated (whether by type or by quantity), under any Environmental Law.  Hazardous Materials include, without limitation, petroleum products and any derivative or by-product thereof, asbestos, radioactive materials and polychlorinated biphenyls.

“Indemnified Party” has the meaning given that term in Section 8.03.

“Indemnifying Party” has the meaning given that term in Section 8.03.

“Intellectual Property” means all Copyrights, Patents, Software, Trademarks, Domain Names and Trade Secrets and has the meaning set forth in Section 2.01(d).

 “Inventory” has the meaning set forth in Section 2.01(b).

“Knowledge of Seller or CGC” or “Seller’s and CGC’s Knowledge” means information which is, or reasonably should be, known, after due inquiry, to any of Shareholder, officer, employee or director.

“Laws” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment, injunction or decree, administrative order or decree, administrative or judicial decision, and any other executive or legislative proclamation.

“Leased Personal Property” has the meaning given that term in Section 3.08(b).

“Leased Real Property” has the meaning given that term in Section 3.09(a).

“Lien” means any charge, easement, encumbrance, mortgage, security interest, covenant, lien or pledge, whether imposed by agreement, law or otherwise.

“Licensed Intellectual Property” has the meaning given that term in Section 3.14(b).

“Licensed Software” has the meaning given that term in Section 3.14(d).

“Listed Contracts” has the meaning given that term in Section 3.15.

 “Nonassignables Agreements” has the meaning given that term in Section 2.02.

 “Owned Intellectual Property” has the meaning given that term in Section 2.01(d).

“Owned Software” has the meaning given that term in Section 2.01(c).

 “Patents” means all inventions (whether patentable or unpatentable and whether or not reduced to practice), and all U.S., Canadian and foreign patents and industrial designs, including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing, and rights to sue for past infringement thereof.

 “Permits” means any license, permit, approval or authorization of a Governmental Entity which relates to, or is necessary to, the conduct of the Business or any other activities of CGC.

“Person” means any individual, partnership, limited partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture or other entity of whatever nature or any Governmental Entity.

“Proceeding” means any claim, suit, arbitration, opposition, interference, cancellation or other adversarial proceeding.

 “Purchase Price” has the meaning given that term in Section 2.04.

“Purchased Assets” has the meaning given that term in Section 2.01.

 “Receivables” has the meaning accepted and used under those certain Generally Accepted Accounting Principles (GAAP) of the United States of America..

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata), or into or out of any property, including the movement of hazardous materials through or in the air, soil, surface water, groundwater or property.

“Required Consents” means the consents and approvals listed on Schedule 5.02(c).

 “Seller Group” has the meaning given that term in Section 8.02(b).

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller’s Subsidiary or “CGC” has the meaning set forth in the preamble to this Agreement.

 “Setoff” has the meaning given that term in Section 8.06.

“Setoff Right” has the meaning given that term in Section 8.06.

“Shareholder” has the meaning given that term in the preamble to this Agreement.

"Shareholder Confidential Information" means any information, data or other materials of Shareholder and its Affiliates not related to the Business, and is not included in the Purchased Assets which:  (i) is proprietary or confidential to Shareholder or its Affiliates or otherwise was or is designated by Shareholder or its Affiliates as "confidential information," (ii) is not generally available to the general public, or (iii) originally was acquired by, disclosed to or known by CGC as a result of or through its relationship with Seller or Shareholder or its Affiliates.  "Shareholder Confidential Information" includes without limitation: (i) customer information, (ii) sales information, marketing and product development plans, marketing techniques, pricing policies, customer programs and market forecasts, (iii) information concerning proprietary computer systems (including hardware and software), support systems and techniques and methods, (iv) information with respect to development, improvements, inventions, ideas, processes, procedures, discoveries, concepts, designs, drawings, specifications, data and "know-how," (v) financial information (including, without limitation, sales and revenue information and financial statements), (vi) product or service information (including, without limitation, product design and specifications, product development plans, product strategies and product delivery systems), and (vii) information of a type described in the foregoing clause (i) through (vi) which Shareholder or its Affiliates obtained from another party under an obligation of confidentiality.

“Significant Customer” has the meaning given that term in Section 3.19(b).

“Software” means all computer programs (whether in source code or object code form), databases, compilations and data, technology supporting and content contained on any owned or operated Internet or intranet site, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Subsidiary” means any limited liability company, corporation, partnership, association, joint venture or other entity of which any Person (either alone or through or together with any other person pursuant to any agreement, arrangement, contract or other commitment) owns, directly or indirectly, 50% or more of the capital stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such entity.

“Tax Return” means all returns, reports and similar statements (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to any Governmental Entity relating to Taxes.

“Taxes” means any taxes, charges, fees or other assessments, including all Federal, state, local, foreign and other income, gross receipts, franchise, capital stock, withholding, payroll, social security, unemployment, disability, real property, personal property, sales, use, ad valorem, excise, transfer, profits, license, customs, estimated, severance, stamp, occupation and any other taxes, including any interest, penalties or additions on or to the foregoing.

“Third Party Claim” has the meaning given that term in Section 8.04.

“Trademarks” means all trademarks, service marks, trade names, designs, logos, emblems, signs or insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the goodwill symbolized by any of the foregoing, registrations and applications and renewals relating to any of the foregoing, and rights to sue for past infringement thereof.

“Trade Secrets” means all confidential information, financing and marketing information, technology, know-how, inventions, proprietary processes, formulae, algorithms, models and methodologies, and rights to sue for past infringement thereof.

“Transaction Expenses” means all costs, fees and expenses incurred by Seller, CGC or Shareholder in connection with the transactions contemplated by this Agreement (including, without limitation):  (i) the fees and expenses of any investment banker, broker or financial advisor retained by Seller or CGC, (ii) the fees and expenses of legal counsel and accountants, (iii) the cost of obtaining all necessary consents and approvals of third parties to the transactions contemplated by this Agreement, including with respect to the assignment of any Assumed Contract Obligations, not to exceed Fifty Thousand Dollars ($50,000) and (iv) any severance payment, retention payment, completion or success fee or bonus, change in control payment or other similar payment made in connection with the transactions contemplated by this Agreement.

“Transferred Employee” has the meaning given that term in Section 6.01.

“Working Capital Statement” has the meaning given that term in Section 2.07(a).

ARTICLE 2
PURCHASE AND SALE OF THE PURCHASED ASSETS

2.01  Purchase and Sale of the Purchased Assets.  Subject to the terms and conditions of this Agreement, at the Closing which is being held concurrently herewith, Seller shall sell to Buyer, and Buyer shall purchase from Seller, certain assets and properties (of every kind, nature, character and description, whether real, personal or mixed and whether tangible or intangible) owned by CGC or owned by Seller for exclusive use by CGC, or used in the Business (collectively, the “Purchased Assets”) including, without limitation, the following:

(a)  all of the computers, equipment, accessories, spare parts, furniture furnishings, tools, vehicles, leasehold improvements and other fixed assets owned by CGC or owned by Seller for exclusive use by CGC or used in the Business and not leased from a third party (including, without limitation, all of those listed on Schedule 2.01(a)) (collectively, the “Equipment”), together with all operating, repair and parts manuals with respect to the Equipment and, to the extent assignable, all rights of CGC under manufacturer or vendor warranties, service agreements and the like with respect to the Equipment;

(b)  Certain of CGC’s inventory of supplies on hand, goods held for sale or to be furnished under contracts, work in process, raw materials, packaging, user and training manuals for CGC’s products, advertising materials and promotional materials including, without limitation, those listed on Schedule 2.01(c) (collectively, the “Inventory”);

(c)  Software owned by CGC or owned by Seller for exclusive use by CGC (collectively, the “Owned Software”);

(d)  all of CGC’s rights with respect to all Intellectual Property owned by CGC or owned by Seller for exclusive use by CGC or which relates to or is used in the Business including, without limitation, the Intellectual Property listed on Schedule 2.01(e); all of Seller’s and CGC’s rights in the names “Consolidated Graphic Communications”, “e-Competes”, and “e-link” and all derivations thereof, including any “dba” names; all of Seller’s and CGC’s rights in all telephone and fax numbers currently used by CGC; all of Seller’s and CGC’s rights in all Domain Names and other rights with respect to any World Wide Web site or sites maintained by or registered in the name of CGC or owned by Seller for use by CGC (all of which are listed on Schedule 2.01(e)) and all of Seller’s and/or CGC’s rights in the content, information and databases contained thereon; and all other Intellectual Property of CGC or owned by Seller for exclusive use by CGC,  which relates to or is used in the Business and all associated goodwill (collectively, the “Owned Intellectual Property” and, with the Licensed Intellectual Property, the “Company Intellectual Property”);

(e)  all of Seller’s and CGC’s rights in, under and to those contracts with customers which are listed on Schedule 2.01(f) (the “Assumed Customer Agreements”);

(f)  all of Seller’s and CGC’s rights in, to and under the Intellectual Property Licenses listed on Schedule 2.01(g) (the “Assumed License Agreements”);

(g)  all of Seller’s and CGC’s rights in, to and under those Other Contracts which are listed on Schedule 2.01(h) (collectively, the “Assumed Other Agreements”) including, without limitation, certain contracts associated with third-party enterprise computer, technology and other information technology platforms such as “Kramer-Smilco”, “PageDNA” and “Easy Pro”;

(h)  the prepaid assets of the Business, if any, which are listed on Schedule 2.01(i) and all of Seller’s and CGC’s other deposits and rights to deposits (collectively, the “Acquired Prepaid Assets”);

(i)  all of Seller’s and CGC’s rights in, to and under all of Seller’s and CGC’s Permits, to the extent assignable;

(j)  all of CGC’s rights or rights owned by Seller for exclusive use by CGC in the lists of customers and other customer information and files (in each case, whether in paper or electronic form), together with all order, service and invoice files (all of the foregoing are referred to collectively as the “Customer Information”) and all rights of Seller or CGC (whether pursuant to contract, law or otherwise) to prevent the use or disclosure of the Customer Information or any portion thereof by any third party which may have had access to the Customer Information;

(k)  all of CGC’s financial and other records and databases in connection with the Business including, without limitation, CGC’s marketing information and documents; documentation with respect to the Equipment, the Inventory, the Receivables, the Owned Software, the Company Intellectual Property, the Assumed Customer Agreements, the Assumed License Agreements, the Assumed Other Agreements, the Acquired Prepaid Assets, the Permits and all other information and records used by CGC in the operation of the Business or used by Seller on behalf of CGD in the operation of the Business;

(l)  any insurance proceeds or awards receivable or other compensation receivable with respect to any of the foregoing which arise from events occurring prior to the Closing, other than insurance proceeds or awards receivable or other compensation receivable with respect to Excluded Assets or with respect to liabilities or obligations of CGC or owned by Seller for use by CGC which are not Assumed Obligations; and

(m)  all rights or causes of action arising out of occurrences before or after the Closing Date, including third party warranties and guarantees and all related claims, credits, rights of recovery and set-off as to third parties which are held by or in favor of CGC, excluding claims credits, rights of recovery and set-offs related to Excluded Assets and liabilities that re not Assumed Obligations.

Notwithstanding anything to the contrary contained in this Agreement, the “Purchased Assets” shall include CGC’s accounts receivables, notes receivable and other receivables of the Business existing as of the Closing Date.  The Buyer will be responsible for the payment of those accounts payables and other obligations of CGC existing as of the Closing Date and reflected on Seller’s Closing Date Balance Sheet as provided in Section 2.03.  “Excluded Assets” not sold under this Agreement include Shareholder Confidential Information, cash and intercompany accounts of Seller and CGC, pre-paid Pennsylvania Workers Compensation deposits, pre-paid automobile and commercial insurance premiums and the vehicles furnished CGC by Shareholder listed on Schedule 3.08.

2.02  Nonassignable Purchased Assets.  To the extent that the assignment of any of the Assumed Customer Agreements, Assumed License Agreements or Assumed Other Agreement by Seller or CGC to Buyer is not permitted without the consent or approval of any other party or parties thereto or if all of the remedies available to Seller, CGC or Shareholder for the enforcement thereof would not by law pass to Buyer pursuant to the assignment thereof at the Closing (any such Assumed Customer Agreements, Assumed License Agreements or Assumed Other Contracts being referred to collectively as the “Nonassignable Agreements”), this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent or approval is not given; provided, however, that:  (i) receipt of the Required Consents of Landlords of Leased Real Property at or prior to the Closing shall be a condition to the obligation of Buyer to complete the transactions contemplated by this Agreement, and (ii) Seller and CGC shall use its best efforts following the Closing to secure, within 30 days after the Closing, all such other consents and approvals not obtained prior to the Closing, and Buyer shall reasonably cooperate with Seller and CGC in all such efforts.  If a consent or approval is required and is not obtained and if Buyer so requests, Seller and CGC shall cooperate with Buyer, at the expense of Seller, in any reasonable arrangement designed to provide Buyer with the benefits under the Nonassignable Agreements, to the extent not assigned.) (do we have a list of these and when we do, we should add this to the schedules)

2.03  Limited Assumption of Obligations.  At the Closing, Buyer shall assume and agree to perform and pay in due course:

           (i)the obligations relating to the operation of the Business as reflected in the Closing Date Balance Sheet of Seller attached hereto as Exhibit A (Net $1,071,578 at May 31, 2012); and

(ii)  the obligations of CGC arising after the Closing under the Assumed Customer Agreements, Assumed License Agreements and Assumed Other Contracts, but only to the extent such agreements have been validly assigned to Buyer, with Buyer’s knowledge and consent or Buyer has received the full benefits thereof pursuant to Section 2.02 and all obligations with respect to all customer owned, pre-paid Inventory in CGC custody not otherwise covered by the foregoing ( the obligations described in subparagraphs (i) and (ii) are collectively, the “Assumed Obligations”).

BUYER IS NOT ASSUMING AND SHALL NOT BE LIABLE FOR ANY OTHER DEBT, OBLIGATION, RESPONSIBILITY OR LIABILITY OF SELLER OR CGC, WHETHER KNOWN OR UNKNOWN, CONTINGENT OR ABSOLUTE, OR OTHERWISE (INCLUDING, WITHOUT LIMITATION, ANY LIABILITY OR OBLIGATION OF SELLER OR CGC ARISING FROM THE CONDUCT OF THE BUSINESS BY SELLER OR CGC PRIOR TO THE CLOSING OR FROM THE CONDUCT OF ANY OTHER BUSINESS BY SELLER OR CGC OR ANY LIABILITY OR OBLIGATION OF SELLER OR CGC UNDER ANY HEALTH, WELFARE, BENEFIT, PENSION, PROFIT SHARING OR OTHER RETIREMENT PLAN OR AGREEMENT OR ANY EMPLOYMENT OR COLLECTIVE BARGAINING AGREEMENT OR ANY OTHER AGREEMENT WITH OR RELATING TO ANY PRESENT OR FORMER EMPLOYEE OF SELLER OR CGC).

2.04  Purchase Price.  The full consideration to be given by Buyer to Seller for the purchase and sale of CGC’s Purchased Assets shall consist of:  (A) the assumption by Buyer of the Assumed Obligations as provided in Section 2.03, plus (B) an amount in cash equal to $4,500,000 (the “Purchase Price”), less or plus the amount of the Closing Adjustment, if any, determined as provided in Section 2.05 and Section 2.07.

2.05  Payment of the Purchase Price.  The Purchase Price shall be paid by Buyer to Seller as follows:

(a)	At Closing, Buyer shall pay the sum of $3,100,000.00 in immediately available funds (the “Down Payment”) directly to Agent at such address provided by Agent.

(b)
At Closing, the Buyer will cause $400,000.00 (the “Hold Back Amount”) to be provisioned and readily available to be paid directly to Agent at such address provided by Agent no later than thirty (30) days immediately following the Closing, subject to the terms and conditions outlined within the below Section 2.05(d).

(c)
The remaining balance of the purchase price shall be determined using the mutually agreed-upon “benchmark” Shareholders’ Equity calculations attached hereto as Exhibit “B”. Seller is to deliver to Buyer Shareholders’ Equity equal to $1,554,596.00 versus the actual as of May 31, 2012 of $2,292,336.00.  The parties acknowledge and agree that Buyer’s retention of the $1,000,000 of Shareholders’ Equity, as further described within Exhibit “B”, shall constitute the remaining consideration owed to Seller in connection with Buyer’s acquisition of the assets more fully described herein. If the amount delivered by Seller at Closing is greater than $1,554,596.00, then Buyer will remit the difference to Agent as required pursuant to the below Section 2.05(c)(a).  If the amount delivered by Seller at Closing is less than $1,554,596.00, then Buyer will first deduct any shortfall from the Hold Back Amount and if it should exceed the Hold Back Amount, then Seller shall remit the difference to Buyer.

a.
Buyer will remit any post-closing adjustment referenced in Section 2.05(c) to the Agent, subject to the collection of accounts receivable by the Buyer equal to $1,071,578 and the procedures described in Section 2.07.

(d)
Hold Back Amount. The balance of the Purchase Price in the amount of Four Hundred Thousand and 00/100 Dollars ($400,000.00) shall be paid thirty (30) days immediately after the Closing and shall be paid subject to the following:

i.
 Seller providing assistance as is both customary and reasonable with respect to the transition of the business to Buyer including, without limitation, providing reasonable assistance with issues or concerns relating to the historical day-to-day operations and management of the business; and

ii.
Buyer’s verification and validation that, based upon information and belief, all information, records and other data supplied by Seller in connection with Buyer’s pre-closing due diligence and related processes were and remain true, accurate and exclusive of any and all misrepresentations and/or omissions, as may be determined by Buyer in its reasonable discretion;

iii.
Seller’s satisfaction of any and all obligations it may have or had with any party whose performance or relationship is determined by Buyer, in it’s reasonable discretion, to have a material effect on the success of the Business; and

iv.
Seller’s full and complete satisfaction of any and all costs, expenses, judgments, decrees or decisions associated with any pending lawsuit(s), arbitration(s) or other legal proceedings against the Business, its owners and shareholders or in any way related to the assets thereof, which may be known at the time of Closing or become known on or prior to the payment date of Hold Back Amount.

Buyer shall have the right to setoff against the Hold Back Amount any and all sums associated with this Section 2.05, with such setoff being accompanied by Buyer’s itemization of such setoff amounts and the reasons associated therewith.   The setoff itemization delivered by Buyer to the Seller shall be conclusive and binding upon the parties unless and to the extent the Seller, within ten (10) days following the receipt of the setoff itemization, notifies Buyer in writing that the Seller disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor.  The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes the setoff itemization, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties.  If the parties do not reach agreement in resolving the dispute within ten (10) days after notice is given by the Seller to Buyer pursuant to the second preceding sentence, the parties shall submit the dispute to a nationally recognized independent accounting firm which is mutually agreeable to the parties (the “Arbiter”) for resolution.  Promptly, but no later than twenty (20) days after appointment of the Arbiter, the Arbiter shall determine (it being understood that in making such determination, the Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Buyer and the Seller, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting setoff amount which shall be conclusive and binding on the parties.  In resolving any disputed item, the Arbiter (x) shall be bound by the provisions of this Section 2.07(c) and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party.  The fees, costs and expenses of the Arbiter shall be allocated to and borne by Buyer and the Seller based on the inverse of the percentages that the Arbiter’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbiter.  For example, should the items in dispute total in amount to $1,000 and the Arbiter awards $600 in favor of Seller’s position, 60% of the costs of its review would be borne by Buyer and 40% of the costs would be borne by the Seller.

Upon resolution of any dispute with respect to the setoff itemization, Buyer, or Seller, as the case may be, shall promptly remit to the other the appropriate amount, with any amount owed Seller to be sent directly to the Agent.

For purposes of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), the consideration paid by Buyer for the purchase of the Purchased Assets shall be allocated among the Purchased Assets in the manner set forth on Schedule 2.08.  Buyer, Seller and CGC shall be bound by such allocation and to complete their respective Internal Revenue Service Forms 8594 in accordance with Schedule 2.08.

2.07  Calculation of Closing Adjustment.  (a)  For purposes of preparing a statement of working capital of CGC as of the Closing Date (the “Working Capital Statement”) as provided in this Section 2.07 and in the format set forth in Schedule 2.07, on the Closing Date, Buyer, Seller and CGC and their representatives shall conduct a physical count of CGC’s Inventory pursuant to which all such Inventory is counted as to quantity using procedures agreed upon by Buyer, Seller and CGC.  Representatives of Buyer, Seller and CGC shall be permitted to observe and audit the physical inventory.  Based on the physical count, obsolete, damaged and missing inventory shall be excluded from the Working Capital Statement (the value of the Inventory as shown on the Working Capital Statement hereinafter is referred to as the “Closing Inventory Value”).  The parties used their best efforts to resolve any objections to the value of the Inventory during the course of the physical count.

(b)  As promptly as practicable after the Closing, but in no event later than 45 days after the Closing, Buyer shall cause the Shareholders’ Equity calculation and the Working Capital Statement to be prepared from the books and records of the Business and shall deliver the Shareholders’ Equity calculation and the Working Capital Statement to Seller pursuant to Section 2.05(b) and Section 2.07(a).

(c)
Acceptance of Shareholders’ Equity Calculation and Working Capital Statement; Dispute Procedures.  The Shareholders’ Equity calculation and the Working Capital Statement delivered by Buyer to the Seller shall be conclusive and binding upon the parties unless and to the extent the Seller, within thirty (30) days following the receipt of the Shareholders’ Equity calculation and the Working Capital Statement, notifies Buyer in writing that the Seller disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor.  The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes the Shareholders’ Equity calculation and the Working Capital Statement, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties.  If the parties do not reach agreement in resolving the dispute within twenty (20) days after notice is given by the Seller to Buyer pursuant to the second preceding sentence, the parties shall submit the dispute to a nationally recognized independent accounting firm which is mutually agreeable to the parties (the “Arbiter”) for resolution.  Promptly, but no later than twenty (20) days after appointment of the Arbiter, the Arbiter shall determine (it being understood that in making such determination, the Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Buyer and the Seller, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Shareholders’ Equity calculation and the Working Capital Statement which shall be conclusive and binding on the parties.  In resolving any disputed item, the Arbiter (x) shall be bound by the provisions of this Section 2.07(c) and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party.  The fees, costs and expenses of the Arbiter shall be allocated to and borne by Buyer and the Seller based on the inverse of the percentages that the Arbiter’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbiter.  For example, should the items in dispute total in amount to $1,000 and the Arbiter awards $600 in favor of Seller’s position, 60% of the costs of its review would be borne by Buyer and 40% of the costs would be borne by the Seller.

Upon resolution of any dispute with respect to the Shareholders’ Equity calculation and Working Capital Statement, Buyer, or Seller, as the case may be, shall promptly remit to the other the appropriate amount per Section 2.05(c), with any amount owed Seller to be sent directly to the Agent.

 ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER, CGC AND SHAREHOLDER

Seller, CGC and Shareholder jointly and severally represent and warrant to Buyer as of the Closing Date as follows:

3.01  Corporate Organization, Authority and Legal Capacity of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Pennsylvania, with full corporate power and authority to own the Purchased Assets and to conduct the Business.  Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.  The execution and delivery of this Agreement, the Escrow Agreement and the bill(s) of sale, assignments and other documents to be executed by Seller at the Closing (collectively, the “Ancillary Documents”) and the performance by Seller and CGC of the transactions contemplated by this Agreement and the Ancillary Documents have been duly authorized or approved by all necessary corporate actions and proceedings on the part of Seller, CGC and Shareholder.  Neither Seller, CGC nor Shareholder is a party to any agreement or subject to any legal restriction that would prevent or restrain the ability of Seller, CGC or Shareholder to perform their respective obligations under this Agreement and the Ancillary Documents, including but not limited to agreements related to the repayment of debts incurred by Seller, CGC or Shareholder.

3.02  Enforceability; No Conflict.  This Agreement and each of the Ancillary Documents to which either Seller, CGC or Shareholder is a party is a legal, valid and binding obligation of Seller, CGC and Shareholder, as the case may be, enforceable against Seller, CGC and Shareholder, as the case may be, in accordance with its respective terms.  Except as otherwise described on Schedule 3.02, the execution, delivery and performance of this Agreement and the Ancillary Documents by Seller, CGC and Shareholder will not:

           (i)violate the certificate of incorporation, by-laws or other similar charter documents of Seller;

           (ii)violate any Law, judgment, ruling order, writ, injunction or decree to which either Seller, CGC or Shareholder is a party or by which either Seller, CGC or Shareholder or any of the Purchased Assets is bound;

           (iii)require any consent, approval, authorization or Permit of or from, or filing with or notification to, any Governmental Entity or any consent, approval, authorization from any other Person (including, without limitation, any creditor);

           (iv)violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of CGC under, any indenture, mortgage, lease, contract or other agreement or instrument to which Seller, CGC or Shareholder is a party or by which either Seller, CGC or Shareholder or any of the Purchased Assets is bound.

3.03  Subsidiaries and Joint Venture Companies.  CGC does not have any Subsidiary nor does CGC, directly or indirectly, own any capital stock or equity interest in any other Person.  Except as set forth on Schedule 3.03, CGC has not entered into any joint venture, partnership or other similar agreement.  Except as set forth on Schedule 3.03, CGC has never engaged in any business other than the Business.  A complete and accurate list of all fictitious or trade names under which CGC transacts business is set forth on Schedule 3.03.

3.04  Financial Statements; Books and Records of Account.  The Financial Statements, correct and complete copies of which are included in Schedule 3.04, were prepared in accordance with the books and records of Seller and CGC on a consistent basis and are sufficient to permit preparation of the audited financial statements of Shareholder in accordance with GAAP (except as otherwise may be indicated therein) and present fairly in all material respects the financial position of CGC at the dates thereof and the results of operations and cash flows for the periods then ended, except as otherwise noted therein.  The books and records of account of CGC are accurate and complete in all material respects and are sufficient to permit the preparation and audit of the financial statements of Shareholder in accordance with generally accepted auditing procedures.  CGC has established reserves on its books in a manner sufficient to permit the preparation of the audited financial statements of Shareholder in accordance with GAAP for:  (i) the uncollectability of accounts receivables, and (ii) returns and allowances.  All of the books and records of account of CGC (including, without limitation, records and files stored on computer disks, tapes or other storage media) are located at CGC’s facility located in  Pennsylvania.

3.05  Undisclosed Liabilities.  Seller, CGC and Shareholder acknowledge that CGC has no liabilities or obligations of any nature whatsoever (whether known or unknown, accrued, absolute, contingent or otherwise) other than:  (i) liabilities and obligations fully reflected on the most recent balance sheet of CGC included in the Financial Statements, (ii) the liabilities and obligations listed on Schedule 3.05, and (iii) trade payables and similar current liabilities incurred by CGC in the ordinary course of the Business between the Balance Sheet Date and the Closing.  The aggregate amount of the Bank Debt as of the date of this Agreement is $43,264,720.

3.06  No Material Adverse Change since Balance Sheet Date.  Except as otherwise described on Schedule 3.06, since the Balance Sheet Date, there has been no change in the financial condition, results of operations, Business or prospects of Seller or CGC that has had or is likely to have a material adverse effect on CGC or the Business.

3.07  Operation in the Ordinary Course Since the Balance Sheet Date.  Except as disclosed in Schedule 3.07, from and after the Balance Sheet Date:
(a)  Seller and CGC have carried on their respective business operations in the ordinary and usual course, consistent with their respective  practices during the periods covered by the Financial Statements;

(b)  Seller and CGC have not made any loan or advance to any Person in the ordinary course of business in accordance with Seller’s and CGC’s normal expense reimbursement policies;

(c)  Seller and CGC has paid their respective trade payables and other obligations and have collected the appropriate accounts receivable only in the ordinary course consistent with past practices;

(d)  Seller and CGC have not sold, assigned, transferred, or otherwise disposed of any of its respective properties or assets, other than inventory sold and accounts receivable collected in the ordinary course of its business;

(e)  Seller and CGC have not purchased or otherwise acquired from a third party assets constituting any other line of business or any material properties or assets other than in the ordinary course of its business;

(f)  Seller and CGC acknowledge there has not been any damage to or destruction or loss of any of the Purchased Assets (whether or not covered by insurance);

(g)  Seller and CGC have not entered into or modified any Employee Plan; increased the rate of compensation of, or paid any bonus to, any of CGC’s directors, officers or other employees; secured, collateralized, or funded any Employee Plan not previously secured, collateralized or funded; or entered into, terminated, or substantially modified any Employee Plan;

(h)  Seller and CGC have not entered into, amended, modified, terminated, or waived any material rights under any of the Listed Contracts except the ordinary course of business consistent with past practices;

(i)  Seller and CGC have not made any change in its accounting methods or practices;

(j)  Seller and CGC have not made any expenditure with respect to the expansion of, or any leasehold improvements to, any leased real property;

(k)  Seller and CGC have not experienced any general work stoppage or other general labor dispute; and

(l)  Seller and CGC have not agreed or committed to take any action referred to in this Section 3.07.

3.08  Personal Property.  (a) Set forth on Schedule 2.01(a) is an accurate and complete list of all computers, equipment, furniture, furnishings, tools, vehicles, leasehold improvements and other tangible personal property (other than Inventory) owned by Seller for CGC or CGC with a book value in excess of $1,000.00, other than the Excluded Assets.  The Equipment includes all computers, equipment, furniture, furnishings, tools, vehicles and other tangible personal property reflected on the most recent balance sheet included in the Financial Statements.

(b)  Set forth on Schedule 3.08 is an accurate and complete list of:  (i) all computers, equipment, furniture, furnishings, tools, vehicles and other tangible personal property leased by CGC (collectively, the "Leased Personal Property").  All of the leases and other agreements under which CGC leases the Leased Personal Property are included in the Listed Contracts.

(c)  All of the Equipment and the Leased Personal Property is in good operating condition, ordinary wear and tear excepted.  The Leased Personal Property has been maintained in accordance with the requirements of the applicable lease.  All of the Purchased Assets consisting of tangible personal property and the Leased Personal Property is located at the Leased Real Property.

3.09  Real Property.  (a) CGC does not own any real property.  Set forth on Schedule 3.09 is an accurate and complete list of all real property leased by CGC (collectively, the “Leased Real Property”) and a summary of the principal terms of the applicable lease.  All of the leases and other agreements under which Seller or CGC leases the Leased Real Property for the Business are included in the Listed Contracts.

(b)  Except as set forth on Schedule 3.09, all of the structures located on the Leased Real Property are in good operating condition, ordinary wear and tear excepted.  The Leased Real Property has been maintained in accordance with the requirements of the applicable lease.  Seller and CGC acknowledge there will be no liability attributable to periods prior to the Closing Date associated with any of the Leased Real Property imposed on Buyer and that Seller shall indemnify Buyer in the event there is any claim associated with any of the Leased Real Property.

(c)  To the Knowledge of Seller and CGC, the Leased Real Property is not subject to any rights of way or use restrictions that have limited or interfered with the use of the Leased Real Property in the manner it has been used by CGC.  Except as otherwise set forth on Schedule 3.09:  (i)  the water, electric, gas and sewer utility services and the septic tank and storm drainage facilities currently available to the Leased Real Property are adequate for the present use of such real property in the conduct of the Business; (ii) Seller or CGC has not received any notice that any Governmental Entity having the power of eminent domain or condemnation over the Leased Real Property has commenced or intends to exercise the power of eminent domain or condemnation or a similar power with respect to all or any part of the Leased Real Property; (iii) no assessment for public improvements has been made against the Leased Real Property on which any installment is due and payable and remains unpaid, (iv) no notice from any Government Entity has been received by Seller or CGC requiring or calling attention to the need for any work, repair, construction, alteration or installation on or in connection with the Leased Real Property which has not been complied with in full prior to the date of this Agreement, and (v) Seller and CGC acknowledge there has been no Release of any Hazardous Substance on the Leased Real Property, and the Leased Real Property is in compliance with all applicable Environmental Laws.

3.10  Title to Purchased Assets.  Seller and/or CGC have good and valid title to all of the Purchased Assets and a valid leasehold interest in all of the Leased Personal Property and the Leased Real Property (with quiet possession), in each case free and clear of all Liens other than the Permitted Liens.  Except as set forth in Schedule 3.10, neither Seller or CGC have signed or authorized any financing statement under the Uniform Commercial Code or entered into any security agreement or other agreement authorizing any secured party thereunder to file any such financing statement with respect to any of the Purchased Assets, and no such financing statement is on file with any Governmental Entity.  At the Closing, Seller and CGC will convey to Buyer good and valid title to the Purchased Assets and a valid leasehold interest (with quiet possession) in all of the Leased Personal Property and the Leased Real Property, free and clear of all Liens.

3.11  Current Assets.  (a)  All of CGC’s inventory of supplies on hand, goods held for sale or to be furnished under contracts, work in process, raw materials, packaging, user and training manuals for CGC’s products, advertising materials and promotional materials as of the date of this Agreement is accurately set forth on Schedule 2.01(c).  The Inventory is adequate and suitable for the purposes for which it is used.

(b)  Schedule 2.01(i) contains a complete and accurate list of all of CGC’s deposits and prepaid assets.  The prepaid assets represent bona fide prepayments of expenses made by CGC, credit for which will be afforded to Buyer after the Closing under the Assumed Agreements by the Person(s) who received such payments in accordance with the applicable agreements with such Person(s).

3.12  Accounts Payable, Accounts Receivable and Accrued Liabilities.  (a) All of CGC’s accounts payable as of May 31, 2012 are set forth on Schedule 2.03.  All of CGC’s accounts payable and notes payable were incurred in the ordinary course of the Business for proper business purposes.

(b)  All of CGC’s accounts and notes receivable from customers as of May 31, 2012 are set forth on Schedule 2.01(b).  Each Receivable:  (i) has arisen in the ordinary course of business from bona-fide, arms-length transactions, (ii) is not subject to any discount, allowance or offset not shown in full on the face of CGC’s books and records, (iii) does not represent an obligation for goods delivered for sale on a consignment, approval, sale-or-return basis and which have not been resold to consumers, and (iv) is collectible in full, except as reserved for as provided in Section 3.04.  CGC has delivered to Buyer a complete and accurate aging report with respect to the Receivables as of a date within ten days prior to the date of this Agreement.

(c)  An accurate and complete description of CGC’s product warranties and product return policies and procedures is set forth on Schedule 3.12.  CGC has made no warranty, express or implied, with respect to any of its products, and has no liability or obligation with respect to any such warranty, except as described on Schedule 3.12.  Except as described in the product return policies and procedures set forth on Schedule 3.12, CGC has no liability for returns or allowances with respect to its products and services.  CGC’s current products are, and all products previously sold by CGC were when sold, merchantable and fit for the intended purpose.

3.13  Sufficiency of the Purchased Assets.  The Purchased Assets, the Leased Personal Property and the Leased Real Property constitute all of the assets other than cash used in or required to conduct the Business in substantially the same manner as it was being conducted prior to the date of this Agreement and as it was contemplated to be conducted by CGC on the date of this Agreement.

3.14  Intellectual Property and Software.  (a) Schedule 2.01(e) contains a complete and accurate list of all Intellectual Property currently owned by CGC, together with complete and accurate information concerning the filing, registration or issuance of such Owned Intellectual Property and any licensing of such Owned Intellectual Property to other Persons.  Except as otherwise described on Schedule 2.01(e) or Schedule 3.14(a), CGC owns, and has the full right to use, all rights in all of the Owned Intellectual Property.

(b)  Schedule 3.14(b) contains a complete and accurate list of all Intellectual Property licensed by CGC from other Persons (the “Licensed Intellectual Property”), together with complete and accurate information concerning the filing, registration, issuance or licensing thereof.  Except as otherwise described on Schedule 3.14(b), CGC has the valid right to use all of the Licensed Intellectual Property pursuant to Intellectual Property Licenses included in the Assumed License Agreements.  Except as otherwise described on Schedule 3.14(b), CGC has not granted or entered into any Intellectual Property License with respect to any of the Licensed Intellectual Property.

(c)  The Company Intellectual Property constitutes all of the Intellectual Property used in the Business, and all of the Company’s rights in the Company Intellectual Property are validly assignable by Seller and CGC to Buyer.  CGC’s use and sale of the Company Intellectual Property and operation of the Business prior to the Closing did not, and Buyer's operation of the Business and use and sale of the Company Intellectual Property after the Closing in substantially the same manner as it was being used by CGC prior to the Closing will not, infringe, misappropriate or otherwise conflict with or violate the rights of any other Person.  Seller or CGC has not received any communications stating that CGC has violated, or by conducting the Business will violate, any Intellectual Property rights of any other Person and, to the Knowledge of Seller or CGC, there is no basis for any Person to make any such allegation.  No Intellectual Property other than the Company Intellectual Property is necessary for the conduct of the Business as it now is being conducted, and no Company Intellectual Property will be adversely affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.  To the Knowledge of Seller and CGC, no Person is infringing any of the Company Intellectual Property.

(d)  Schedule 3.14(d) contains a complete and accurate list of:  (i) all Owned Software, and (ii) a list of all Software licensed by CGC or licensed by Seller for use by CGC, from any other Person for its own use or for incorporation into or inclusion with its own products (the “Licensed Software” and, with the Owned Software, the “Company Software”), including in each case information concerning the licensor of such Licensed Software, the purpose for which CGC licenses such Licensed Software and the number of copies or users permitted or other relevant terms of  the applicable Intellectual Property License under which CGC licenses or resells such Licensed Software.  All Software which has been used and which is now being used by CGC has been and is being used in compliance with all applicable requirements of all applicable Intellectual Property Licenses.  All of the Company Software:  (i) operates substantially in accordance with its specifications and (ii) is free of any computer instructions, devices or techniques that are designed to infect, disrupt, damage, disable or alter such Software or its processing environment, including other programs, equipment and data.

(e)  Seller, CGC and Shareholder have used commercially reasonable efforts to protect all trade secrets included in the Company Intellectual Property and the Company Software.

(f)  There is not pending, nor to the Knowledge of Seller or CGC has there been threatened, any action to contest, oppose, cancel or otherwise challenge the validity, ownership or enforceability of any of the Company Intellectual Property.

(g)  To the Knowledge of Seller and CGC, none of CGC’s employees is obligated under any Contract (including any Intellectual Property License), covenant or commitment of any nature), or subject to any judgment, decree or order of any Governmental Entity, that would interfere with the use of the best efforts of such employee to promote the interests of CGC or that would conflict with the operation of the Business as currently conducted.  To the Knowledge of Seller and CGC, none of its consultants is obligated under any agreement including any Intellectual Property License, covenant or commitment of any nature, or subject to any judgment, decree or order of any Governmental Entity, that would interfere with such consultant's performance of its contractual obligations or other currently contemplated duties to Seller or CGC.  Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor the carrying on of the Business by the employees of and the consultants to Seller or CGC, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Law or, to the Knowledge of Seller and CGC, any agreement, covenant or instrument to or under which any of such employees or consultants is now subject to or obligated.  It will not be necessary for Buyer to utilize in the Business any inventions of any of its current or former employees made prior to their employment or engagement by Seller or CGC.

(h)  All Domain Names currently are registered and in good standing, and CGC is shown on the records of the registrar thereof as the sole owner thereof.  Seller or CGC has not received any notice or communication stating that any Person is challenging the right of CGC to use any such domain name.

3.15  Contracts.  Schedule 3.15 contains a complete and accurate list of all contracts and agreements to which CGC is a party or by which CGC or any of the Purchased Assets is bound (including, without limitation, the Assumed Customer Agreements, the Assumed License Agreements and the Assumed Other Agreements) (such contracts and agreements listed on Schedule 3.15 are referred to herein as the “Listed Contracts”).  Seller and CGC have delivered to Buyer a true and complete copy of each of the Listed Contracts.  Each Listed Contract is valid, binding and in full force and effect.  Except as set forth on Schedule 3.15:  (i) Seller and/or CGC is not in default under any Listed Contract, (ii) there has not occurred any event which, with the lapse of time or the giving of notice, or both, would constitute such a default, and (iii) to the Knowledge of Seller and CGC, CGC is not in default under such Listed Contract, nor has any event occurred which, with the lapse of time or the giving of notice, or both, would constitute such a default by any other party.  Except as set forth on Schedule 3.15, to the Knowledge of Seller and CGC, no contract calls for the sale, license or lease by CGC of services or goods at prices substantially below the prevailing market prices on the date of this Agreement.

3.16  Litigation; Judgments.  Except as disclosed on Schedule 3.16, there are no Proceedings pending against CGC or, to the Knowledge of Seller and CGC, threatened against Seller potentially affecting CGC.  Except as set forth on Schedule 3.16, there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against CGC or Seller compromising Seller’s ability to transfer title to the Purchased Assets that is the subject of this Agreement.  There are no Proceedings pending or, to Seller’s and CGC’s Knowledge, threatened, which challenge or seek to enjoin or delay this Agreement or the transactions contemplated hereby or which would materially adversely affect the ability of Seller, CGC or Shareholder to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby.

3.17  Legal Compliance and Permits.  (a) Except as disclosed on Schedule 3.17, Seller and CGC, to their Knowledge, have complied in all material respects with all applicable Laws (including, without limitation, all applicable Laws with respect to the importation or exportation of goods) and:  (i) no investigation or review by any Governmental Entity with respect to Seller, CGC or the Business is pending or, to the Knowledge of Seller, CGC or Shareholder threatened, and (ii) to the Knowledge of Seller, Shareholder or CGC, no Governmental Entity has indicated an intention to conduct such an investigation or review.

(b)  Except as set forth on Schedule 3.17, Seller, CGC and Shareholder hold all Permits required for the operation of the Business (including, without limitation, all Permits required by any Environmental Laws), all of which are valid and in full force and effect and are listed on Schedule 3.17.  CGC is in compliance with all of the requirements and provisions of each Permit held by it.  Seller or CGC has not received any notice that any Governmental Entity which has issued any such Permit intends to cancel, terminate or not renew any such Permit nor, to the Knowledge of Seller, Shareholder or CGC, does any basis exist for any such cancellation, termination or nonrenewal of any such Permit.  No such Permit expires or otherwise terminates in accordance with its terms within one month after the Closing.  CGC has provided to Buyer true and complete copies of each of the Permits held by CGC.  (should these be on the list or schedules?)

3.18  Environmental Matters.  Except as otherwise set forth in Schedule 3.18:  (i) To the Knowledge of Seller, CGC and Shareholder, CGC has been and is in full compliance with all applicable Environmental Laws and all Permits issued pursuant to Environmental Laws, (ii) no real property currently or formerly owned or leased by CGC has been subject to any Release or threatened Release of any Hazardous Materials, (iii) no real property currently or formerly owned or leased by CGC contains any Hazardous Materials, (iv) CGC has no liability for costs to investigate, remove any contamination from or remediate any site pursuant to any Environmental Law, (v) there are not now nor has there ever been, any underground storage tanks on any real property leased by CGC, (vi) there have not been any actions, suits, demands, notices, claims, or Proceedings under any Environmental Law brought or, to the Knowledge of Seller or CGC, threatened against CGC or relating to any real property currently or formerly owned or leased by CGC, including without limitation, any notices, demand letters or requests for information from any Governmental Entity making inquiries relating to any Environmental Law or any notice that CGC is or may be a potentially liable under any Environmental Law, (vii) there are no investigations pending or, to the Knowledge of Seller or CGC, threatened against CGC relating to the compliance with an Environmental Law of any real property currently or formerly owned or leased by or CGC, and (viii) CGC has not assumed (contractually or through a merger) any liabilities or obligations under any Environmental Laws.  CGC has provided to Buyer true and complete copies of all environmental reports, studies or analyses with respect to environmental compliance or liabilities of CGC.  CGC has not transported any Hazardous Material for storage, treatment or disposal of any Hazardous Material, by contract or otherwise, to any offsite facility or location.

3.19  Customers.  (a) A complete and accurate list of the names, addresses and purchase and payment history of all customers of the Business to which CGC has made any sales during Fiscal Years 2009, 2010 and 2011 is set forth on Schedule 3.19.

(b)  Except as set forth on Schedule 3.19:  (i) CGC enjoys good working relationships with all of its vendors and customers, and (ii) since January 1, 2010, no customer to which CGC made net sales in 2010 or 2011 of $200,000 or more (a “Significant Customer”) has notified Seller or CGC that it intends to, or will, reduce its purchases from CGC in 2012.  Schedule 3.19 also includes:  (x) all sales programs (including volume discounts and other concessions to customers) which are in effect as of the date of this Agreement or which have been proposed and may become effective after the date of this Agreement, and (y) a log or other list of all complaints received by any CGC from any Significant Customer since January 1, 2010.  Except as otherwise described on Schedule 3.19, CGC has not agreed with any customer to comply with any code of conduct or ethics, factory compliance or audit program, or other similar arrangement with any customer and, to the extent CGC has so agreed, CGC is in material compliance with such code, program or arrangement.

(c) CGC agrees to cooperate with Buyer in informing the customers on Schedule 3.19 of the transactions contemplated by this Agreement, at a time and in a manner reasonably acceptable to both Buyer and CGC.  CGC agrees to join Buyer in notifying each of the customers listed in Schedule 3.19 using such form of notice as Buyer may specify, that Buyer has succeeded to CGC’s rights and assumed CGC’s obligations under the Customer Agreements, as the case may be, and endorsing Buyer’s qualifications.

3.20  Insurance.  Set forth on Schedule 3.20 is a description (including applicable deductible amounts and limitations) of all insurance maintained by CGC.  CGC has delivered to Buyer copies of all insurance policies currently in force and all prior insurance policies which may provide coverage for any pending or known but unasserted claims against CGC.  Seller and/or CGC shall remain liable for all payments and liabilities arising from said insurance policies on or before the Effective Date.

3.21  Taxes.  (a) Schedule 3.21 lists all Tax Returns filed by Seller or CGC since January 1, 2005 and the jurisdictions in which such Tax Returns have been or are required to be filed.

(b)  Except as otherwise set forth on Schedule 3.21:

           (i)Seller and CGC has or will have:  (A) timely filed, or caused to be filed on a timely basis, with the appropriate Taxing Authorities all Tax Returns required to be filed on or before the Closing with respect to or attributable to the CGC or the Purchased Assets and such Tax Returns are true, correct and complete, and (B) paid, or caused to be paid, on a timely basis all Taxes due and payable.

           (ii)Seller and/or CGC have not:  (A) received any notice of deficiency or assessment from any Taxing Authorities with respect to liability for Taxes that have not been fully paid by CGC or on behalf of CGC by Seller or finally settled, (B) requested an extension of time within which to file any Tax Return that has not since been filed on behalf of CGC, (C) made any requests to any Taxing Authority for rulings or determinations with respect to CGC and any Taxes or tax payment liability, which is currently pending and (D) granted any requests, agreements, consents or waivers on behalf of CGC to extend the statutory period of limitations applicable to the assessment of any Taxes, which period (after giving effect to such extensions or waivers) has not expired.

           (iii)There are no ongoing audits or examinations of any of the Tax Returns relating to or attributable to CGC or the Purchased Assets.

           (iv)CGC has not received any inquiry or claim from any Taxing Authority in a jurisdiction in which such CGC does not file Tax Returns which states that CGC is or may be subject to taxation in such jurisdiction.

           (v)There are no Liens for Taxes upon any of the Purchased Assets other than liens for Taxes not yet delinquent.

           (vi)CGC is not and has not been a party to any agreement with any Person providing for the allocation, apportionment or sharing of any liability for or payment of Taxes, Tax benefits or Tax refunds.

           (vii)CGC has and Seller has on behalf of CGC complied with all applicable Laws, rules and regulations with respect to payments made to third parties and the withholding of any Taxes against any payment and has timely withheld from employee wages and other payments and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

           (viii)CGC is not a foreign person subject to withholding under Section 1445 of the Code and the regulations promulgated thereunder and, if requested by Buyer, will provide certification to that effect to Buyer at the Closing.

           (ix)None of the Assumed Liabilities or agreements executed by Buyer in connection with this Agreement will obligate Buyer to make any payments, or become a party to any agreement that could obligate it to make any payments, that will not be deductible under Section 280G of the Code.

           (x)No Taxing Authority is now asserting or threatening to assert any deficiency or assessment for additional Taxes of CGC or otherwise attributable to or relating to the Purchased Assets, and to the Knowledge of Seller or CGC, there are no facts that, if known to any Taxing Authority, would likely result in the issuance of a notice of proposed deficiency or similar notice of intention to assess Taxes.

       (xi)  Seller and/or CGC shall remain liable for all payment of tax liability arising on or before the Effective Date.

3.22  Employees and Employee Benefits.  (a) Schedule 3.22 contains a complete and accurate list of:  (i) the name, title or responsibility, and annual rate of compensation of each employee of CGC (including, without limitation, any incentive bonus to which such employee is entitled), (ii) all Employee Plans provided for any current or former employee of CGC; (iii) the employees or categories of employees covered by each such Employee Plan; (iv) the employees of CGC, if any, who are on a leave of absence from CGC for any reason as of the date of this Agreement (including, without limitation, disability leave, sick leave, family leave, maternity or paternity leave, medical leave or authorized leave), and (v) the former employees of CGC, if any, who as of the date of this Agreement are receiving, or are entitled to receive, continuation coverage under COBRA.  Accurate and complete copies of all documentation comprising the Employee Plans (including, without limitations, copies of the most recent annual report filed for any of the Employee Plans in accordance with ERISA) have been provided to Buyer.  CGC has not announced changes in any of the Employee Plans, nor is CGC required, by agreement or otherwise, to alter any of the Employee Plans other than as may be necessary to comply on a timely basis with applicable law.  CGC does not contribute to any multiemployer pension plan, as defined in Section 3(37) of ERISA, for the benefit of any current or former employees.

(b)  Except as disclosed on Schedule 3.22, with respect to each Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA) and is subject to any of the provisions of ERISA:  (i) each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either has been determined by the IRS to be so qualified or is the subject of a pending application for such a determination that was timely filed, (ii) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (iii) no reportable event described in Section 4043 of ERISA has occurred, (iv) no nonexempt prohibited transaction (as defined in Section 4975 of the Code) has occurred, (v) there currently is no active filing by CGC with the PBGC seeking to terminate any defined benefit plan, (vi) no defined benefit plan has been terminated by CGC, (vii) the PBGC (what is this?) has not instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, (viii) no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute any such proceedings, and (ix) no event has occurred and no condition exists that would subject CGC or Buyer to any Taxes under Sections 4971 through 4980B of the Code or to a fine or liability under Section 502 of ERISA.  All required contributions to each Employee Plan has been made, except for current contributions not yet due and payable.  Each VEBA, if any, maintained by CGC has received a favorable ruling or determination letter as to its Tax-exempt status, and nothing has occurred which would cause the loss of such Tax-exempt status, and the assets of such VEBA are at least equal in value to the present value of the accrued benefits of the participants in such VEBA.

(c)  Except as otherwise set forth on Schedule 3.22:  (i) there is no labor strike, material dispute or any work stoppage or lockout actually pending, or, to the Knowledge of Seller or CGC, threatened against or affecting CGC and during the past five years there has not been any such action; (ii) CGC has not received notice of any union organizational campaign in progress with respect to the employees of the Business; (iii) CGC is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (iv) each of the Employee Plans has been operated and maintained in compliance in all respects with its terms and all applicable Laws (including, without limitation, ERISA and the Code), (v) there is no unfair labor practice charge or complaint against CGC pending or, to the Knowledge of Seller or CGC, threatened, before the National Labor Relations Board; (vi) there is no pending or, to the Knowledge of Seller or CGC, threatened grievance; (vii) no charges with respect to or relating to CGC are pending before the Equal Employment Opportunity Commission or any other governmental entity responsible for the prevention of unlawful employment practices; and (viii) CGC has not received notice of the intent of any other governmental entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to CGC.  CGC has not suffered any "employment loss" (as defined in the WARN Act) at any time after the date which is 90 days prior to the date of this Agreement.  CGC is in compliance with the requirements of the Occupational Safety and Health Act and has not received any citation from the Occupational Safety and Health Administration or any other comparable Government Entity with respect to any of CGC’s facilities.  Schedule 3.22 contains a complete and accurate list of all workers' compensation claims and disability claims filed against CGC (and the disposition thereof) at any time since January 1, 2000.

3.23  Certain Transactions.  Except pursuant to the Employee Plans or as otherwise described on Schedule 3.23, neither CGC nor any other officer, director or employee of CGC is currently a party to any transaction with Seller or CGC, including without limitation, any contract, agreement or other arrangement:  (i) providing for the furnishing of services (other than as an officer, director or employee of CGC to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, or CGC, officer, director or employee; any member of the family of CGC or such officer, director or employee; or any corporation, partnership, trust or other entity in which any such CGC or such officer, director or employee has a substantial interest or which is an Affiliate of CGC or such officer, director or employee.

3.24  Certain Business Relationships, Etc.  No vendor, employee or other Person having a material business relationship with CGC has informed Seller, CGC or Shareholder that such Person intends to change, or is considering changing, such relationship because of the transactions contemplated by this Agreement.

3.25  Illegal Practices.  Neither CGC nor, to the Knowledge of Seller or CGC, any shareholder, officer, director, employee, agent or other Person acting on behalf of CGC has given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, government employee or official or any other person who is or may be in a position to help or hinder CGC in connection with any actual or proposed transaction, which gift or similar benefit:  (i) is not reflected in the Financial Statements, (ii) constituted a violation of Law, a code of conduct or ethics adopted by CGC or a code of conduct or ethics with which CGC has agreed to comply, (iii) if not given in the past, might have had a material adverse effect on the Business or CGC or which, if not continued in the future, might have a material and adverse effect the Business.

3.26  Accuracy of Representations and Warranties.  The representations and warranties made by Seller, CGC and Shareholder in this Agreement (including, without limitation, any Schedule to this Agreement) or in any other agreement, certificate or document executed by Seller, CGC or Shareholder in connection with the transactions contemplated by this Agreement, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and Shareholder as of the Closing Date as follows:

4.01  Corporate Organization and Authority.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Texas and has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.  Buyer's execution and delivery of this Agreement and the performance by Buyer of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions and proceedings on the part of Buyer.  Buyer is not a party to any agreement or subject to any legal restriction that would prevent or restrain Buyer's ability to perform all of its obligations under this Agreement.

4.02  Enforceability; No Conflict.  This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.  The execution, delivery and performance of this Agreement by Buyer will not:  (i) violate the charter documents of Buyer, (ii) violate any law, rule or regulation or any injunction or order to which Buyer is a party or by which it or any of its property is bound, or (iii) result in a breach or violation of any term or provision of, constitute a default under, or result in or permit an acceleration of, any indenture, mortgage, lease or other agreement or instrument to which Buyer is a party or by which Buyer or any of its property is bound.

4.03  Litigation.  There are no Proceedings pending or, to Buyer's knowledge, threatened, which challenge or seek to enjoin or delay this Agreement or the transactions contemplated hereby or which would materially adversely affect Buyer's ability to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

ARTICLE 5
THE CLOSING

5.01  Closing.  The Closing of the transactions contemplated by this Agreement is taking place concurrently with the execution of this Agreement on Monday, July 2, 2012 (“Closing Date”).  At the Closing, which shall take place at a location mutually agreed upon by the parties, the parties shall take the actions described in this Article 5.  All actions shall be deemed to have occurred simultaneously and as of 5:00pm Eastern Standard Time on the Closing Date (the “Effective Time”) and, unless Buyer and Seller otherwise agree, the effectiveness of any action taken at the Closing shall be conditioned upon the taking of all other action required by this Article 5.

5.02  Deliveries by Seller, CGC and the Shareholders.  At the Closing, Seller, CGC and Shareholder shall deliver the following to Buyer:

(a)  such executed bills of sale, assignments and other documents of transfer as may be necessary to effectively vest in Buyer good and defensible title to all of the Purchased Assets (including, without limitation, assignments of all registered Intellectual Property included in the Purchased Assets), free and clear of all Liens whatsoever;

(b)  a copy of the resolutions adopted by the Board of Directors of Seller and Shareholder authorizing the transactions contemplated by this Agreement in accordance with applicable Law, certified as true and correct and in full force and effect by the respective Secretary or an Assistant Secretary of Seller and Shareholder and dated the Closing Date;

(c)  evidence reasonably satisfactory to Buyer of the receipt of all of the consents and approvals of Landlords of Leased Real Property listed on Schedule 5.02(c) (all other consents shall be sought after the Closing Date) (together the “Required Consents”) and the release of any Liens on any of the Purchased Assets;

(d)  the payoff letter from the holder of the Bank Debt and other payoff letters and evidence reasonably requested by Buyer demonstrating that any other Liens encumbering any of the Purchased Assets have been fully discharged by Seller or other means prior to or at the Closing.

(e)  certificates of:  (A) the Secretary of State of Pennsylvania with respect to the good standing of Seller under the laws of that state.

(f)  tax clearance in accordance with applicable Law from any Governmental Entity responsible for Taxes, if CGC would incur any liability or obligation for any Taxes of Seller or CGC under applicable Law in the absence of such clearance.

(g)  such other certificates, documents and instruments as reasonably may be requested by Buyer in connection with the transactions contemplated by this Agreement.

5.03  Buyer's Deliveries.  At the Closing, Buyer shall deliver the following to Seller and Shareholder:

(a)  the portion of the Purchase Price payable at the Closing, as provided in Section 2.05(a);

(b)  an assumption agreement in an agreed upon form executed by Buyer pursuant to which it shall assume the Assumed Obligations as provided in Section 2.03;

(c)  such other certificates, documents and instruments as reasonably may be requested by Seller in connection with the transactions contemplated by this Agreement.

5.04  Other Actions.  At the Closing, the parties shall take the following additional actions:

(a)  Buyer and Seller or CGC shall execute and deliver agreements with respect to CGC’s leased facilities at 1900-1903 Mayview Road, Bridgeville, PA (under which Buyer shall have no liability or obligation for repairs or significant maintenance with respect to such facility, other than to repair any damage resulting from the actions of Buyer) in each case in the agreed upon form.

(b) Buyer, Seller and CGC acknowledge and agree that this Agreement is conditional on the accomplishment of the following events: (i) Buyer, Seller and CGC have entered into and/or assigned any agreements required to operate the business; and (ii) Seller or CGC has assigned any and all agreements required that gives the Buyer the right to operate the business on the leased premises after Closing.

(c) Seller, CGC and Buyer shall bear their own professional fees incurred in connection with the transactions contemplated by this Agreement (including attorney fees). Sales tax on the Acquired Assets shall be paid by the Buyer. Any other taxes imposed in respect of the transactions contemplated by this Agreement shall be paid by the party customarily bearing the economic burden thereof.

ARTICLE 6
EMPLOYEES OF THE BUSINESS

6.01  Employees of the Business.  At the Closing, Buyer may offer to employ (contingent on the occurrence of the Closing and subject to satisfactory completion of Buyer’s standard pre-employment hiring process) the employees of the Business identified on Schedule 6.01, in each case upon such terms and conditions and with such benefits as Buyer may determine.  Each such individual employed by Buyer effective as of the Closing (a "Transferred Employee") shall be considered "newly hired," and Buyer shall have no liability whatsoever with respect to any matters relating to the employment of such persons by CGC prior to the Closing, except that each Transferred Employee shall receive credit for the time he or she was employed by CGC for purposes of determining his or her eligibility to participate in the benefit plans of Buyer or its Affiliate in which any Transferred Employee is entitled to participate in accordance with the terms of such plans.  Seller, CGC and Shareholder shall use their best efforts to encourage the employees of the Business to accept employment offers made by Buyer or its designee.

6.02  No Third Party Beneficiaries.  The provisions of this Article 6 shall inure solely to the benefit of Buyer and no other Person (including, without limitation, any employee of CGC) shall be permitted to rely hereon as a third party beneficiary or otherwise.

ARTICLE 7
CERTAIN POST-CLOSING OBLIGATIONS

7.01  Taxes.  (a) Payment of Taxes.  Following the Closing, Seller or CGC shall file in a timely manner all requisite Tax Returns required to be filed by it and shall pay in a timely manner all Taxes due in accordance with such Tax Returns.  In addition, Seller or CGC shall pay in a timely manner all such Taxes which would not require the filing of a Tax Return and which are required to be paid by it or by any person from who it may have an obligation to collect the same.

7.02  Announcement of the Transaction.  Seller, CGC or Shareholder shall not make any public announcement related to the transactions contemplated herein without first receiving the expressed written consent from Buyer, which shall not be unreasonably withheld.  Nothing in this section, however, shall prohibit any party from making such disclosure of this Agreement and the transactions contemplated hereby as may be required, in the reasonable opinion of such party, to be disclosed pursuant to the Laws of any jurisdiction, including, without limitation, the United States Securities and Exchange Commission.

7.03  Post-Closing Access and Transition Assistance.  After the Closing, (a) Seller and CGC shall provide Buyer with reasonable access during normal business hours to any books and records of CGC not included in the Purchased Assets which relate to the Business prior to the Closing for the purpose of enabling Buyer to prepare its financial statements and tax returns and to perform any other acts reasonably related to the purchase of the Purchased Assets by Buyer, and (b) Buyer shall provide the Seller and CGC with reasonable access during normal business hours to any books and records of CGC related to the Purchased Assets and the Business reasonably required by Seller or CGC in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of Seller or CGC. Seller and Buyer shall maintain such books and records following the Closing for a period of at least seven years.  In the event the Seller or Buyer wishes to destroy (or permit to be destroyed) such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred eighty (180) days after the date of such notice.  Seller and CGC shall provide Buyer assistance as is both customary and reasonable with respect to the transition of the Business to Buyer. Such assistance may include, but not be limited to assistance with an introductory mailer, personal introductions to key customers and relationships, education and training regarding the operations of the Business, cooperation in the transfer of any contracts with vendors and/or service providers as well as providing reasonable assistance with other issues or concerns as pertains to the successful transition of the Business.  Buyer acknowledges that CGC currently administers billings for various customers of Shareholder and its Affiliates which are not related to the Business being sold hereunder.  Buyer agrees that for a period commencing on the Closing Date, and for the ensuing six (6) month period, Buyer personnel shall provide assistance to Shareholder with respect to the transition of billing of these customers, including, without limitation, education and training regarding billing software and operations with respect to such customers.  Shareholder shall compensate Buyer for such services under current CGC rates at Closing Date consistent with past practice as set forth on Schedule 7.03.

7.04  Agreement Not to Compete.  (a)  Buyer acknowledges and agrees that Shareholder and its Affiliates will continue to sell commercial printing and business forms throughout the United States of America after the Closing Date.  To permit Buyer to obtain the full benefit of the Purchased Assets, Seller, CGC and Shareholder shall not, and shall not permit any of their respective Affiliates or employees thereof, during the two-year period commencing on the Closing Date, to directly or indirectly contact or solicit to sell products comparable to CGC products to any customer to whom CGC has sold commercial printing and business forms within one (1) year prior to Closing Date, except that nothing herein shall prohibit Shareholder or its Affiliates (i) from accepting unsolicited orders when contact is initiated by such customers or (ii) from soliciting orders or selling commercial printing or business forms to customers of CGC who were also customers of Shareholder or its Affiliates prior to the Closing Date, including, but not limited to the customers identified on Schedule 7.04(a).

(b)           Buyer acknowledges that CGC and certain of its employees who will be employed by Buyer after the Closing Date are in possession of Shareholder Confidential Information with respect to customers of Shareholder and its Affiliates.  Buyer and its Affiliates shall not, and shall not permit any of their employees, during the two-year period commencing on the Closing Date, to directly or indirectly use such Shareholder Confidential Information or otherwise contact customers of Shareholder and its Affiliates including, but not limited to the customers identified on Schedule 7.04(b), for the purpose of selling products or services competitive to products or services sold by Shareholder and its Affiliates and unrelated to the Business being sold hereunder.  Buyer and its Affiliates may accept unsolicited orders when contact is initiated by customers not listed on Schedule 7.04(b).  Schedule 7.04(b) also sets forth those customers with whom CGC performed administrative services for Shareholder and its Affiliates.  Buyer and its Affiliates shall not, and shall not permit any of their employees, during the two-year period commencing on the Closing Date, to directly or indirectly contact or solicit those customers for the purpose of selling products or services competitive to products or services sold by Shareholder and its Affiliates, and Buyer and its Affiliates shall not sell to such customers products or services competitive to products or services sold by Shareholder and its Affiliates.

(c)  Neither Seller, CGC nor Shareholder nor any of their respective Affiliates shall, during the two-year period commencing on the date of this Agreement, directly or indirectly, solicit, recruit, offer to hire or hire any Transferred Employee, unless the employment of such Transferred Employee by Buyer has been terminated.

(d)  Neither Seller, CGC or Shareholder nor any of their respective Affiliates shall disclose or furnish to any person any Confidential Information or otherwise use any such Confidential Information for its own benefit or the direct or indirect benefit of any Person other than Buyer, except that Shareholder may include financial information regarding CGC in its filings with the Internal Revenue Service, Securities and Exchange Commission and lenders.

(e)  It is the intention of the parties that the provisions of this Section 7.04 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, to the extent that the restrictions on competition hereunder are adjudicated to be invalid or unenforceable in any such jurisdiction, the court making such determination shall have the power to limit, construe or reduce the duration, scope, activity and/or area of such provision to the extent necessary to render such provision enforceable to the maximum reasonable extent permitted by applicable law, such limited form to apply only with respect to the operation of this section in the particular jurisdiction in which such adjudication is made.

(f)  Any failure by Seller, CGC or Shareholder or any of their respective Affiliates to comply with the terms of this Section 7.04 may cause irreparable damages to Buyer.  Any failure by Buyer or any of its Affiliates to comply with the terms of Section 7.04(b) may cause irreparable damages to Shareholder and its Affiliates.  Upon being notified of a breach, the breaching party shall promptly cease selling to the prohibited customer.  Accordingly, in the event of a breach of any provision of this Section 7.04 by Seller, CGC, Shareholder or any of their respective Affiliates, or Buyer and its Affiliates, the other party shall have the immediate right to seek an order enjoining such breach, without posting bond, in addition to any of the other remedies which may be available at law or in equity.

7.05  Further Assurances.  Each party shall execute and deliver, or cause to be executed and delivered, all such other instruments and shall take all such other actions as the other party reasonably may request from time to time in order to effectuate the transactions contemplated by the Agreement.  Following Closing, if Seller, CGC or Shareholder receives any payments on account Receivables or any other asset included in the Purchased Assets, Seller, CGC or Shareholder promptly shall remit such payments to Buyer.

ARTICLE 8
INDEMNIFICATION

8.01  Survival.  The representations, warranties, covenants and agreements of the parties set forth in this Agreement and in any agreement or certificate delivered pursuant hereto shall survive the Closing and any investigation made by any party to this Agreement and shall terminate and expire on the third anniversary of the Closing Date, except that:  (i) the representations and warranties set forth in Section 3.21 (“Taxes”) shall survive for the period of the applicable statute of limitations, including any extension thereof, and (ii) the representations and warranties set forth in Section 3.10 (“Title to Purchased Assets”) shall survive and not expire.

8.02  Indemnification by Seller, CGC and Shareholder.  (a) Subject to the terms and conditions of this Article 8, after the Closing, Seller, CGC and Shareholder, jointly and severally, shall indemnify, defend and hold Buyer and each of Buyer's Affiliates and each of their respective directors, officers and employees and the successors and assigns of any of them  (collectively, the “Buyer Group”) harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) (collectively, “Damages”), asserted against, resulting to, imposed upon or incurred by any of the Buyer Group, directly or indirectly, by reason of or resulting from any of the following (and any Proceeding incident thereto):

           (i)any liability or obligation of CGC not expressly assumed by Buyer pursuant to this Agreement (including, without limitation, any liability for Taxes with respect to any period prior to the Closing);

           (ii)any rebates or reduced pricing of products or services extended by CGC to customers of the Business and not disclosed herein or in writing pursuant hereto;

           (iii)any misrepresentation or inaccuracy of a representation or warranty made by Seller, CGC or Shareholder in this Agreement or in any schedule hereto or any certificate or agreement entered into in connection herewith;

           (iv)any nonfulfillment of a covenant or other agreement on the part of CGC or any of Shareholder set forth in this Agreement; and

           (v)any failure by CGC to comply with any applicable bulk sales law or other similar law for the protection of creditors.

(b)  Indemnification by Buyer.  Subject to the terms and conditions of this Article 8, after the Closing, Buyer shall indemnify, defend and hold Seller, CGC and Shareholder, Seller’s and CGC’s directors, officers and employees and the successors and assigns of any of them  (collectively, the “Seller Group”) harmless from and against all Damages asserted against, resulting to, imposed upon or incurred by any of the Seller Group, directly or indirectly, by reason of or resulting from any of the following (or any Proceeding incident thereto):

           (i)any misrepresentation or inaccuracy of any representation or warranty of Buyer contained in this Agreement or in any certificate or agreement entered into in connection with this Agreement;

           (ii)any breach by Buyer of any covenant, agreement or obligation of Buyer contained in or made pursuant to this Agreement; and

           (iii)the Assumed Obligations; and

           (iv)the conduct of the Business after the Closing Date

8.03  General Procedures Applicable to Claims for Indemnification.  Any claims for indemnification by a party under Section 8.02(a) or (b) (a “Claim”) shall be valid only if the party making the Claim (the “Indemnified Party”) notifies the other party in writing (a “Claim Notice”):  (i) reasonably promptly after the Indemnified Party determines that it has a reasonable basis for the Claim, and (ii) in the case of a Claim based on a misrepresentation or inaccuracy of a representation or warranty made by Seller, CGC or Shareholder, within the period following the Closing during which such representation or warranty survives, as provided in Section 8.01.  Each Claim Notice shall specify the nature of the Claim, the applicable provision(s) of this Agreement under which the Claim arises and, if possible, the amount of, or an estimate amount of, the Damages.  No failure or delay in giving a Claim Notice and no failure to include any specific information or any reference to any provision of this Agreement or other instrument under which the Claim arises shall affect the rights of the Indemnified Party hereunder, except to the extent that such failure or delay shall have materially adversely affected the ability of the party or parties from whom the indemnification is sought (the “Indemnifying Party”) to defend, settle or satisfy the Claim.

8.04  Additional Procedures Applicable to Third Party Claims.  The obligations of the Indemnifying Party, and the rights of the Indemnified Party, with respect to matters asserted by a Person other than a member of the Buyer Group which gives rise to a Claim by the Indemnified Party (a “Third Party Claim”) shall be subject to the following additional terms and conditions:

           (i)Right of Indemnifying Party to Assume Defense of Claim.  Subject to the provisions of Section 8.04(v), the Indemnifying Party, at its sole cost and expense, shall have the right, upon written notice to the Indemnified Party that it is assuming defense of the Third Party Claim, to assume the defense of the Third Party Claim if in such written notice the Indemnifying Party acknowledges that the Third Party Claim is covered by the indemnification obligations of the Indemnifying Party under Section 8.02.  If the Indemnifying Party assumes the defense of the Third Party Claim, it shall select reputable counsel reasonably acceptable to the Indemnified Party to conduct the defense of the Third Party Claim and shall defend or settle the same.

           (ii)Control of the Defense.  The contest of the Third Party Claim may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party, as may be appropriate.  Such contest shall be conducted diligently by the counsel employed by the Indemnifying Party referred to in Section 8.04(i), but the Indemnifying Party shall keep the Indemnified Party fully informed with respect to the Third Party Claim and the contest thereof.  The Indemnifying Party shall have full authority, in consultation with the Indemnified Party, to determine all action to be taken with respect to the Third Party Claim except that the Indemnifying Party may consent to a settlement or compromise of, or the entry of any monetary judgment arising from, the Third Party Claim without the prior written consent of the Indemnified Party if, and only if, the proposed settlement, compromise or entry:  (A) does not contain an admission of guilt or wrongdoing on the part of the Indemnified Party, and (B) does not provide for any remedy or sanction against the Indemnified Party other than the payment of money which the Indemnifying Party agrees and is able to pay.

           (iii)Cooperation in Defense.  If requested by the Indemnifying Party, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel, including permitting reasonable access to books and records, in contesting any Third Party Claim which the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person, but the Indemnifying Party shall reimburse the Indemnified Party for reasonable out-of-pocket costs incurred by the Indemnified Party in so cooperating.  The Indemnifying Party shall use its best efforts to afford the Indemnified Party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any Third Party Claim against the Indemnified Party or conferences with representatives of or counsel for such persons.

           (iv)Failure of Indemnifying Party to Assume Defense.  If the Indemnifying Party does not assume the defense of the Third Party Claim in accordance with the terms of this Section 8.04 within 10 days after the receipt of notice of the Third Party Claim, the Indemnified Party may, at the Indemnifying Party's expense, defend against the Third Party Claim in such manner as it may deem appropriate, and the expense of such defense shall constitute Damages.  The Indemnifying party shall have the right to have its counsel attend and observe all administrative and judicial meetings, conferences, hearings and other proceedings in connection with such defense and to be provided with copies of, or reasonable access to, all pleadings, notices and other filings in connection with such defense.

           (v)Costs and Expenses.  The costs and expenses (including, without limitation, attorneys fees) incurred by an Indemnifying Party in defending or taking any other action with respect to any Third Party Claim pursuant to this Section 8.04 shall not be deemed to be Damages.  To the extent that, after complying with all applicable provisions of this Section 8.04, the Indemnifying Party pays any settlement of, or judgment resulting from, any Third Party Claim, the amount so paid by the Indemnifying Party shall constitute Damages.

8.05  Liability.  The obligations of Sellers, CGC and Shareholder under this Article 8 are joint and several, and Buyer shall not be required to proceed against Seller, CGC and Shareholder with respect to any Claim, but may proceed against any either Seller, CGC or Shareholder individually for the full amount of the Claim without proceeding against or naming any of the other.

8.06  Setoff.  (a) Buyer shall have the irrevocable right (a "Setoff Right") to set off (a "Setoff"), in the manner hereinafter provided, against its obligation to pay the Holdback pursuant to the Escrow Agreement, the amount of all Damages for which Seller, CGC and Shareholder have an indemnification obligation under this Article 8.  Buyer may exercise its Setoff Right at any time within 30 (days) following the Closing on which Buyer gave notice of a Claim for indemnification under Section 8.04 with respect to the Damages that are the subject of the Setoff; and (b) Buyer may defer payment of the Holdback pursuant to the Escrow Agreement, as the case may be (up to the aggregate amount of the unresolved and/or undetermined amounts, based on Buyer's good faith reasonable estimate thereof), until such amounts are fully resolved and/or determined.

8.07           Limitations on Indemnification for Breaches of Representations and Warranties.

(a)            Absent fraud or intentional misrepresentation, an Indemnifying Party shall not have any liability under Section 8.02(a) hereof unless the aggregate amount of losses incurred by the Indemnified Parties and indemnifiable thereunder based upon, attributable to or resulting from the failure of any of the representations or warranties to be true and correct exceeds the sum of $400,000 and, in such event, the Indemnifying Party shall be required to pay the entire amount of all such losses (including the $500,000); provided, however, the $400,000 limitation shall not apply to losses related to the failure to be true and correct of any of the representations and warranties set forth in Sections 3.01 Corporate Organization, Authority and Legal Capacity of Seller, 3.02 Enforceability; No Conflict, 3.04 Financial Statements; Book and Records of Account; 3.10 Title to Purchased Assets and 3.21 Taxes hereof.

Absent fraud or intentional misrepresentation, no Indemnifying Party shall  be required to indemnify any Person under Section 8.02(a) for an aggregate amount of losses exceeding the sum of $1,000,000 in connection with losses related to the failure to be true and correct of any of the representations or warranties of the Seller, CGC or Shareholder; provided, however, there shall be no cap with respect to losses related to the failure to be true and correct of any of the representations or warranties contained in  Sections 3.01 Corporate Organization, Authority and Legal Capacity of Seller, 3.02 Enforceability; No Conflict, 3.04 Financial Statements; Book and Records of Account; 3.10 Title to Purchased Assets and 3.21 Taxes (together, the “Fundamental Representations”) hereof.

ARTICLE 9
MISCELLANEOUS

9.01  Expenses; Transfer Taxes.  Whether or not the transactions contemplated by this Agreement are consummated, Seller or CGC shall pay all costs and expenses attributable to the performance of, and compliance with, all agreements and conditions to be performed or complied with by them under this Agreement (including, without limitation, all fees and expenses of their counsel and accountants), and Buyer shall pay all costs and expenses attributable to the performance of and compliance with, all agreements and conditions to be performed or complied with by Buyer under this Agreement (including, without limitation, all fees and expenses of Buyer's legal counsel and accountants).  Any sales, transfer or other similar Taxes payable with respect to the sale of the Purchased Assets to Buyer pursuant to this Agreement shall be paid by Seller or CGC.

9.02  Entire Agreement; Amendment.  This Agreement, including the exhibits and Schedules attached hereto and the agreements entered into in connection with this Agreement (which exhibits, Schedules and agreements are incorporated herein by this reference), shall constitute the complete and entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous oral and written negotiations and commitments and any other writings with respect to such subject matter.  This Agreement cannot be modified or amended except in writing duly executed by the party to be bound thereby.

9.03  Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered personally, (ii) the next day after being sent by a nationally-recognized overnight delivery service, (iii) when sent by facsimile transmission, if the sending facsimile machine receives and prints a confirmation of receipt by the receiving facsimile machine, or (iv) three business days after being deposited in the United States mail, certified and with proper postage prepaid, addressed as follows:

If to Seller, CGC
or Shareholder:                                           Champion Industries, Inc.
2450 First Avenue
Huntington, West Virginia 25703
Attention:  Todd R. Fry, Senior Vice President and ChiefFinancial Officer
Facsimile No.: 304-528-2765

With a copy to:                                           Counsel:  Huddleston Bolen LLP
611 Third Avenue
Huntington, West Virginia 25701
Attention: Thomas J. Murray
Facsimile No.:  304-522-4312

If to Buyer:                                           Safeguard Acquisitions, Inc.
8585 Stemmons Freeway, Suite 600N
Dallas, TX 75207
Attention: R. Scott Sutton, Vice President
Facsimile No.: 214-640-3958

With a copy to:                                           Safeguard Acquisitions, Inc.
8585 Stemmons Freeway, Suite 600N
Dallas, TX 75207
Attention:  Michael P. Dunlap, General Counsel
Facsimile No.:  214-640-3958

Any party may change the address to which notices or other communications are to be directed to it by giving notice of such change to the other party in the manner provided in this section.

9.04  Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.  A manual signature of any party to this Agreement that is transmitted to any other party or counsel to any other party by facsimile will be deemed for all purposes to be an original signature.

9.05  Severability.  If any provision of this Agreement, as applied to any person or to any circumstances, shall be adjudged by a court to be invalid or unenforceable, such invalidity or unenforceability shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.  The parties shall negotiate in good faith to replace any such provision with an enforceable provision that gives effect to the parties' original intent.

9.06  Parties in Interest; Assignment.  This Agreement and all of the provisions hereof shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party, except that Buyer may assign its rights under this Agreement, without the consent of Seller or CGC, to any successor to Buyer; provided, however, that no such assignment shall relieve Buyer or its assignee of responsibility for the performance of any obligation under this Agreement.  Upon any such assignment by Buyer, all references to “Buyer” in this Agreement shall be deemed to include Buyer's assignee.

9.07  No Waiver.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of such party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

9.08  Interpretation.  The headings contained in this Agreement are for convenience of reference only and shall in no way affect the meaning or interpretation of this Agreement.  Unless the context of this Agreement expressly otherwise indicates, any singular term in this Agreement includes the plural, and any plural term includes the singular.

9.09  No Third Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and their permitted assigns, any legal or equitable rights hereunder.

9.10  Governing Law.  This Agreement shall be construed in accordance with and the legal relations between the parties shall be governed by the laws of the State of Texas as applicable to agreements executed and fully performed entirely within the State of Texas.

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the date first above written.

“Buyer”
Safeguard Acquisitions, Inc.

By: /s/ R. Scott Sutton
     R. Scott Sutton, Vice President:

“Seller”
Interform Corporation

By: /s/ Jim Rhodes
     Name: Jim Rhodes
     Title: President

“Shareholder”
Champion Industries, Inc.

By: /s/ Todd R. Fry
     Name: Todd R. Fry
     Title: Senior Vice President and Chief Financial Officer

{H0773354.2 }

Schedules

2.01(a)                   Equipment
2.01(b)                   Receivables
2.01(c)                   Inventory
2.01(e)                   Intellectual Property
2.01(f)                   Assumed Customer Agreements
2.01(g)                  Assumed License Agreements
2.01(h)                  Assumed Other Agreements
2.01(i)                   Acquired Prepaid Assets
2.03                       Accounts Payable
2.07                       Working Capital Calculation
2.08                       Purchase Price Allocation
3.02                       No Conflict
3.03                       Joint Ventures
3.04                       Financial Statements
3.05                       Undisclosed Liabilities
3.06                       Material Adverse Changes
3.07                       Operation in the Ordinary Course
3.08                       Leased Personal Property
3.09                       Leased Real Property
3.10                       Financing Statements
3.12                       Product Warranties and Return Polices
3.14(a)                  Owned Intellectual Property
3.14(b)                  Licensed Intellectual Property
3.14(d)                  Company Software
3.15                       Listed Contracts
3.16                       Litigation
3.17                       Legal Compliance and Permits
3.18                       Environmental Matters
3.19                       Customer List and Customers
3.20                       Insurance
3.21                       Taxes
3.22                       Employees and Employee Benefits
3.23                       Certain Transactions
5.02(c)                  Required Consents
6.01                       Employees to be Offered Employment
7.03                       Transition Fee Schedule
7.04                       Common Customers
7.04(b)                  Shareholder Customers

EXHIBIT A – Closing Date Balance Sheet
EXHIBIT B – Shareholder Equity Calculation

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